Exhibit 3.14
CVG OREGON, LLC
AGREEMENT OF
LIMITED LIABILITY COMPANY
     THIS AGREEMENT OF LIMITED LIABILITY COMPANY (“Agreement”) is made effective as of the 27th day of September, 2007, by Trim Systems Operating Corp., a Delaware corporation, as the sole member (the “Member”) of CVG Oregon, LLC, a Delaware limited liability company (the “Company”). The Member hereby declares this Agreement (and any amendments hereto) to be the “Operating Agreement” of the Company, as that term is used in the Delaware Act (as defined below).
1. ORGANIZATION OF THE COMPANY.
     1.1. Organization.
     On September 27, 2007, Stephen C. Barsotti, as authorized representative, organized the Company by executing and filing a Certificate of Formation with the Secretary of State of Delaware in accordance with and pursuant to the laws of Delaware Code Annotated, Title 6, Subtitle II, Chapter 18 et seq. as amended from time to time (the “Delaware Act”). The Company has been established and is intended to operate as an entity separate from its Member. The Member has formed the Company under the Delaware Act, and expressly does not intend hereby to form a partnership under either the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act, and does not intend that the Company be a partnership or joint venture. The Member shall not be a partner or joint venturer of the Company for any purpose, and this Agreement shall not be construed to suggest otherwise.
     1.2. Name.
     The name of the Company is CVG Oregon, LLC.
     1.3. Principal Place of Business.
     The principal place of business of the Company shall be located at such address as shall be designated from time to time by the Member.
     1.4. Purposes and Powers.
     The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be formed under the Delaware Act. The Company shall possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

     1.5. Registered Agent.
     The name and address of the agent for service of process shall be The Corporation Trust Company at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The Member may, from time to time, change the registered agent without amending this Agreement.
     1.6. Registered Office.
     The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware, 19801.
     1.7. Admission of Member.
     Upon the execution and delivery of this Agreement and the filing of the Certificate of Formation with the Office of the Secretary of State of Delaware, Trim Systems Operating Corp. is admitted as the sole Member of the Company in respect of the Interest (as hereinafter defined.)
     1.8. Term.
     The term of the Company commenced on the date of filing the Certificate of Formation of the Company with the Secretary of State of Delaware and shall continue until terminated by operation of law or pursuant to the provisions hereof.
2. CAPITAL CONTRIBUTIONS.
     The Member has made or will make a capital contribution to the Company (“Capital Contribution”) as set forth on Schedule A, and shall have a 100% percent interest in the Company. Additional Capital Contributions to the Company may be made from time to time in such amounts as determined by the Member in its sole discretion; provided, however, that the Member is not and shall not be obligated to make any additional contributions to the Company.
3. PROFITS AND LOSSES; DISTRIBUTIONS.
     3.1. Accounting.
     The books of the Company shall be kept on an accrual basis. The terms “Profits” and “Losses” as used in this Agreement shall mean the Company’s “book” profits or losses (as the case may be), as determined in accordance with the provisions and principles of Sections 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated thereunder (the “Regulations”).
     3.2. Allocation of Profits and Losses.
     The Profits and Losses of the Company, and each item of income, gain, deduction or loss included therein, shall be allocated to and borne by the Member.

     3.3. Tax Reporting.
     It is the intention of the Member that the Company be disregarded for federal tax purposes (so long as the Company has only one Member), and accordingly all items of income, gain, loss, expense, deduction, and credit shall, for federal tax purposes, be reported directly by the Member.
     3.4. Member’s Account.
     A capital account shall be maintained for the Member in accordance with the Regulations.
     3.5. Distributions.
(a)	From time to time, the Member may make a determination of the amount of Surplus Cash, if any. “Surplus Cash” shall be deemed to mean the excess of the cash (or equivalents thereof) held by the Company over the amounts required to be retained pursuant to any agreement or contract to which the Company may be a party plus the amount necessary to meet the reasonably foreseeable working capital needs of the Company.

(b)	The amount of Surplus Cash, as so determined, may be distributed to the Member, at such times as the Member may determine, after deducting any amount owed by the Member to the Company.

(c)	Except as expressly provided in Section 7.2 in connection with the termination and winding up of the Company, or upon the approval of the Member, the Company shall not be obligated to repurchase the Member’s Interest (as defined in Section 6.1) nor shall the Member be entitled to receive any other payment or distribution in connection with its withdrawal from the Company.
     3.6. Additional Matters.
     Any provision contained herein to the contrary notwithstanding, the Company shall not be obligated to redeem or otherwise purchase, repurchase, retire or acquire, or make any dividend, payment or distribution (including tax distributions) in respect of, and shall not redeem, otherwise purchase, repurchase, retire or acquire or make any dividend, payment or distribution (including tax distributions) in respect of, any equity interests to the extent (i) such redemption, purchase, repurchase, retirement, acquisition, dividend, payment or distribution is prohibited or otherwise not permitted under any agreements, documents or instruments relating to or otherwise evidencing any outstanding indebtedness for borrowed money of the Company or any of its subsidiaries or (ii) the Company is prohibited from receiving or obtaining, or is otherwise not permitted to receive, any dividends, payments or distributions from any of its subsidiaries for such purposes under any such agreements, documents or instruments.

4. MANAGEMENT.
     4.1. Management by Member.
     All of the powers and authority of the Company shall be exercised by or under the direction of the Member.
     4.2. Actions of the Member Without a Meeting.
     Any action required or permitted to be taken at any meeting of the Member under the Delaware Act may be taken without a meeting if the Member consents thereto in writing and such written consent is filed with the minutes of the proceedings of the Member.
     4.3. Officers.
     The Company may have such officer or officers as the Member may from time to time appoint, including, without limitation, a President, one or more Vice Presidents, a Treasurer and a Secretary. Each officer shall hold office at the pleasure of the Member and may be removed at any time, with or without cause, by and in the discretion of the Member. All officers shall possess and exercise the duties and authority of their respective offices subject to the authority and direction of the Member. All officers shall have such duties and authority with respect to the affairs of the Company as are customarily possessed by such officers of a Delaware corporation, except as such duties or authority may be limited or expanded by action of the Member from time to time. The initial officers shall be:

Mervin Dunn	President and Chief Executive Officer
Chad M. Utrup	Chief Financial Officer, Treasurer and Secretary
Gerald L. Armstrong	Vice President
James F. Williams	Vice President
W. Gordon Boyd	Vice President
     4.4. Tax Matters.
     If the Company is required to file any tax return, form, statement, or other document separate from the Member, the Member shall prepare and file such return, form, statement, or other document as appropriate under applicable law.
     4.5. Transactions with Affiliates.
     The Member, on behalf of the Company, is permitted in its sole discretion to employ, retain, transact business or enter into contracts with or otherwise deal with any Person, notwithstanding that such Person is a Member, is an Affiliate of the Company or the Member, is otherwise employed or retained by, has a financial interest in, or has some other business relationship with the Company or the Member, provided that, in the sole discretion of the Member, such dealings are on commercially reasonable terms to the Company.

5. LIMITATION OF LIABILITY; INDEMNIFICATION.
     5.1. Proof of Failure to Satisfy Standard of Conduct.
     The Member shall not be deemed to have violated any standard of conduct under this Article 5 unless such violation is proved, by clear and convincing evidence, in an action brought against such person. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere or its equivalent shall not of itself constitute proof or create a presumption that the appropriate standard of conduct has been violated.
     5.2. Liability to the Company.
     The Member shall not be liable to the Company in damages for any action that the Member takes or fails to take in such capacity, unless it is proved, by clear and convincing evidence, in a court of competent jurisdiction that such action or failure to act was undertaken with deliberate intent to cause injury to the Company or with reckless disregard for the best interests of the Company.
     5.3. Liability to Others.
     The obligations and liabilities of the Company are solely the obligations and liabilities of the Company, and the Member shall not be liable therefore solely by reason of being a Member. No failure of the Company to observe any formality or requirement relating to the exercise of its powers or the management of its business or affairs under this Agreement shall be grounds for imposing liability on the Member for any liability of the Company to any third party.
     5.4. Indemnification.
     The Company shall indemnify the Member to the fullest extent provided by, or permissible under, the Delaware Act, as amended, or any successor statute. The Company is hereby authorized to take any and all further action to effectuate any indemnification of the Member which any Delaware limited liability company may have power to take with respect to the indemnification of its members, by any vote of the Member, by any agreement, or otherwise. This Section shall be interpreted in all respects to expand such power to indemnify to the maximum extent permissible to any Delaware limited liability company with regard to the particular facts of each case, and not in any way to limit any statutory or other power to indemnify, or any right of any individual to indemnification. Expenses, including attorneys’ fees, incurred by the Member in defending any proceeding shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Member to repay such amount, if it shall ultimately be determined that it is not entitled to be indemnified by the Company as authorized in this Section 5.4. No repeal, amendment or modification of this Section 5.4 shall affect any rights or obligations then existing hereunder with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. This Section 5.4 is intended for the benefit of the Company and the Member.

     5.5. Indemnification of Other Persons.
     Officers, employees and agents of the Company shall be indemnified by the Company only if and to the extent, if any, approved by the Member or specifically required by applicable law.
     5.6. Survival.
     The provisions of this Article 5 shall survive any termination of this Agreement.
6. TRANSFERS OF INTEREST.
     6.1. Right to Transfer.
     The Member shall be entitled, in its sole and absolute discretion at any time and from time to time, to sell, mortgage, hypothecate, transfer, pledge, assign, donate, create a security interest in or lien on, encumber, give, place in trust (voting or other) or otherwise dispose of all or any portion of its membership interest in the Company, including the Member’s (A) interest in the Profits, Losses, allocations of other items and distributions from the Company, (B) rights with respect to the management and administration of the Company, (C) access to or rights to demand or require any information or account of the Company or its affairs, and (D) rights to inspect the books and records of the Company (collectively, the “Member’s Interest”).
     6.2. Status of Third Party Transferee.
     No transferee, including any transferee by operation of law or court order, of all or any portion of the Member’s Interest shall, without the prior written consent of the Member, which consent may be withheld by the Member in its sole and absolute discretion, acquire the status of a substituted or additional member of the Company under the Delaware Act or under this Agreement, but shall have solely the status, rights and privileges of an assignee. In the event a substitute or additional member is admitted to the Company in accordance with this Section 6.2, such substitute or additional member shall be responsible for the payment of all fees and expenses associated with the transfer and such substitution or admission as the Member may require.
7. TERMINATION, LIQUIDATION AND WINDING UP.
     7.1. Termination and Winding Up.
     The Company shall terminate upon the election of the Member in writing to terminate the Company. At such time, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its affairs, but its separate existence shall continue until a Certificate of Cancellation has been filed with the Secretary of State of Delaware or until a decree dissolving the Company has been entered by a court of competent jurisdiction. The filing of Certificate of Cancellation shall not affect the limited liability of the Member.

     7.2. Method of Distribution Upon Winding Up.
     Upon termination of the Company, the assets of the Company and the proceeds of any liquidation shall be applied and distributed in the following manner and order of priority:
(a)	to the payment and discharge of all of the Company’s liabilities and the expenses of liquidation and dissolution;

(b)	to the setting up of any reserves reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(c)	to the payment and discharge of any loans and advances made by the Member to the Company; and

(d)	to the Member.
     7.3. Orderly Liquidation.
     A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Member to minimize the normal losses attendant upon a liquidation.
8. MISCELLANEOUS.
     8.1. Governing Law.
     The Company and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and applicable to contracts made and to be wholly performed in Delaware.
     8.2. Entire Agreement.
     This Agreement contains the entire understanding and declaration of the Member with respect to the subject matter hereof.
     8.3. Severability.
     If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.
     8.4. Amendment.
     This Agreement may be amended only in a writing signed by the Member.

     8.5. Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of the Company, the Member and the Member’s successors and assigns.
     IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first above written.
SOLE MEMBER:

TRIM SYSTEMS OPERATING CORP., a Delaware corporation
By:	/s/ Chad M. Utrup
Chad M. Utrup,
Director and Chief Financial Officer

SCHEDULE A
Capital Contributions
The initial Capital Contribution shall be One Hundred and no/100 Dollars ($100.00).